Exhibit 3.5

FORM OF CERTIFICATE OF DESIGNATION OF SERIES C CONVERTIBLE PREFERRED STOCK OF COLLAB Z INC.

On behalf of Collab Z Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”) pursuant to Section 78.1955 of the Nevada Revised Statutes:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of Shares constituting such series shall be 1,250,000. The rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” means 90% of the Qualified Public Offering Price, Qualified Financing Offering Price or Qualified Disposition Price.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series C Preferred Stock in accordance with the terms of Section 3.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Junior Securities” means, collectively, the Common Stock, Series B Preferred Stock, and any other class of securities that is specifically designated as junior to the Series C Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any Share on any given date, $4.0 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series C Preferred Stock).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering of securities of the Corporation pursuant to an effective registration statement under the Securities Act, following which the Common Stock of the Corporation shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

“Qualified Public Offering Price” means the offering price per share of Common Stock in a Qualified Public Offering.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of Series C Preferred Stock, dated as of the December [__], 2025, as may be amended from time in accordance with the terms thereof. “ Series C Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series C Preferred Stock.

“Stated Value” is $4.0 per Share.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” has the meaning set forth in Section 6.3.

“Triggering Event” means a Qualified Public Offering.

3. Conversion.

3.1 Automatic Conversion. Subject to the provisions of this Section 3, in connection with, and on the closing of a Triggering Event, all of the outstanding Shares of Series C Preferred Stock held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by dividing the Stated Value per Share along with the aggregate accrued or accumulated and unpaid dividends on the outstanding shares of Series C Preferred Stock by the Conversion Price. For purposes of clarity, if the Qualified Public Offering Price is $4.00 per share of Common Stock, the Conversion Price would be $3.60 per Share and the holder of the Series C Preferred Stock would receive one point eleven (1.11) shares of Common Stock for each Share held. If a closing of a Qualified Public Offering occurs, such automatic conversion of all of the outstanding Shares of Series C Preferred Stock shall be deemed to have been converted into shares of Common Stock as of such closing. Fractional shares resulting from this Section 3 shall be rounded up to the nearest whole number or be payable in cash or scrip, at the discretion of the Board.

3.2 Lock-Up Period After Conversion. Notwithstanding anything to the contrary herein, Conversion Shares shall be subject to a lock-up period of six (6) months from the date of such conversion (the “Lock-Up Period”). During the Lock-Up Period, the holder shall not sell, assign, transfer, pledge, or otherwise dispose of any Conversion Shares, except with the prior written consent of the Corporation or in connection with a transfer to an affiliate of the holder who agrees in writing to be bound by the provisions of this Section 3.2.

3.3 Procedures for Conversion; Effect of Conversion.

(a)   As of the closing of the Triggering Event, all outstanding Shares of Series C Preferred Stock shall be converted into the number of shares of Common Stock calculated pursuant to Section 3.1 without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Triggering Event (but in any event within five (5) days thereafter), the Corporation shall send each holder of Shares of Series C Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the shares of Series C Preferred Stock being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all Encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series C Preferred Stock converted as provided in this Section 3.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

3.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series C Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock pursuant to this Section 3. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series C Preferred Stock.

3.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series C Preferred Stock pursuant to the terms herein shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

3.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 3, the Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series C Preferred Stock shall be subject to adjustment from time to time as provided in this Section 3.5.

(a)  Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be proportionately decreased.

Any adjustment under this Section 3.5(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person for non-cash consideration or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series C Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 3 hereof shall thereafter be applicable, as nearly as possible, to the Series C Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series C Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series C Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 3.5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series C Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series C Preferred Stock.

4. Dividends.

4.1 Accrual and Payment of Dividends. The holders of the shares of Series C Preferred Stock shall be entitled to receive cumulative dividends at the rate of eight percent (8%) per annum on the Liquidation Value of such Shares. Dividends shall accrue commencing on the date on which the purchase price for such shares of Series C Preferred Stock is funded to the Corporation and shall be calculated on the basis of a 365-day year, pro-rated for any partial month.

All accrued and unpaid dividends on the Series C Preferred Stock shall be payable upon the consummation of a Qualified Public Offering or upon any redemption of the shares of Series C Preferred Stock pursuant to Section 10 hereof. Upon the consummation of a Qualified Public Offering, the Corporation shall have the option, in its sole discretion, to pay all accrued and unpaid dividends either (i) in cash or (ii) in shares of Common Stock, valued at a ten percent (10%) discount to the applicable price used in such Qualified Public Offering or redemption, as applicable.

Notwithstanding the foregoing, in the event that a Qualified Public Offering is not consummated on or before September 30, 2026, and the shares of Series C Preferred Stock are redeemed thereafter pursuant to Section 10 hereof, all accrued and unpaid dividends shall be payable solely in cash. Dividends on the shares of Series C Preferred Stock shall be cumulative and shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, and shall be prior and in preference to any dividend on any Junior Securities unless and until all accrued and unpaid dividends on the shares of Series C Preferred Stock have been paid in full, except for (a) dividends or distributions payable on the Common Stock in shares of Common Stock or (b) repurchase of Common Stock held by employees or consultants of the Corporation upon the termination of their employment or services pursuant to agreements providing for such repurchase.

5. Liquidation.

5.1 Liquidation.

(a)   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

(b) Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(a), including, without limitation, in the case of a Change of Control structured as a merger, consolidation, or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series C Preferred Stock are converted into or exchanged for cash, new securities, or other property. The Corporation shall promptly provide to the holders of shares of Series C Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series C Preferred Stock.

5.2 Participation With Junior Securities on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series C Preferred Stock upon a Liquidation under this Section 5, the holders of Shares of Series C Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

5.3 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series C Preferred Stock the full preferential amount to which they are entitled under Section 5.1(a), (i) the holders of the shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series C Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.4 Notice.

(a) Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series C Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of such material change.

6. Voting. The Series C Preferred Stock shall not be entitled to any votes with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.1 below.

6.1 Other Special Voting Rights. Without the prior written consent of holders of not less than twothirds of the then total outstanding Shares of Series C Preferred Stock (a “Supermajority Interest”), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take any of the actions or transactions described in this Section 6.1 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a) amend, alter, modify, or repeal this Certificate of Designation;

(b) use, or permit the use of, the proceeds from the sale of the Series C Preferred Stock other than for general working capital purposes;

(c)   enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designation or Securities Purchase Agreement in connection with the Series C Preferred Stock, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder;

(d) directly or indirectly create, issue, incur, assume, become liable in respect of or suffer to exist any indebtedness, in excess of $500,000 or that is outside the ordinary course of Company’s business; provided, however, that the foregoing shall not apply to (i) the existence of any indebtedness related to the Company’s outstanding SAFEs, which the Company believes to be equity instruments but may be accounted for as debt instruments, (ii) any accounts payable or accrued expenses arising in the ordinary course of the Company’s business, including, without limitation, attorneys’ fees and other professional fees, or (iii) any other indebtedness for which the Company obtains the prior written consent of the required parties; which consent shall not be unreasonably withheld, and;

(e)   agree or commit to do any of the foregoing.

7. Reissuance of Series C Preferred Stock. Any Shares of Series C Preferred Stock converted or otherwise acquired by the Corporation shall be canceled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

8. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

9. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which dividends on the Series C Preferred Stock accrue or accumulate or the times at which such dividends become payable pursuant to Section 4, or (c) this Section 9, without the prior written consent of each holder of outstanding Shares of Series C Preferred Stock; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 9.

10. Redemption. At any time after the initial issuance of shares of Series C Preferred Stock, in the event that (i) a Qualified Public Offering is not consummated on or before September 30, 2026, or (ii) the Securities Purchase Agreement is terminated for any reason before the Qualified Public Offering, the Company shall redeem for cash all (and not less than all) of the outstanding shares of Series C Preferred Stock pursuant to the terms of the Securities Purchase Agreement, as applicable.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation of Collab Z Inc. as of the 22nd day of December, 2025.

COLLAB Z INC.

By:
Name:	Qiaojun Lai
Title:	Chief Executive Officer

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